Exhibit 99.2

eMerge Interactive, Inc.

Third Quarter 2005 Conference Call Transcript

Robert Drury, Chief Financial Officer: Thank you Lawrence.

Ladies and Gentlemen, welcome and thank you for joining us on the eMerge Interactive third quarter conference call, and thanks also to those of you who are joining us on the webcast. Our CEO, David Warren, is also with us this morning. This has been a very active quarter for eMerge Interactive, and, after I provide you with a review of our financial position and third quarter results, David will provide a detailed review of the status of our business in both of our key business segments – Animal Information Solutions, and Food Safety Technologies.

Our business model focuses on two technologies that show significant opportunities in the area of food safety and traceability. In our Animal Information Solutions segment, our CattleLog data base and system provides individual animal traceability to the US beef industry, to deal with key issues of the safety and security of the supply chain, and to enable improved economics for beef producers, feedlots, and packers. In our Food Safety Technologies segment, our VerifEYE technology enables the detection of fecal contamination, currently for the beef market, but potentially for new markets with new applications.

As we indicated in today’s press release, it is important that investors understand the risks as well as the opportunities that we currently face. As you will hear from Dave, we have made progress on a number of fronts in both our CattleLog and VerifEYE products. This progress is encouraging, and gives us cause for optimism. These developments, however, must be viewed in light of our limited cash position. As stated in our press release, we ended the third quarter of 2005 with $4.5 million of cash and cash equivalents. We expect to meet our 2005 cash requirements from cash on hand and expected cash flows from operations. However, we will also need additional liquidity in order to implement our business plans in 2006. Consequently, it is likely that we will be seeking additional equity financing. I want to state clearly that, without additional funding, we will be unable to implement our current business model.

I’ll begin our financial review with an update on our Nasdaq listing status. As explained in our press release on November 2, we have been granted a 180 day extension to meet the Nasdaq Capital Market listing requirements. The Company’s common stock has traded below $1.00 per share since March 17, 2005. As a result we are currently not in compliance with the minimum bid price requirement of $1.00 for continued listing on the Nasdaq Capital Market. Under Nasdaq rules, a company is given 180 days following notification to achieve compliance, followed by an additional 180 days if all other initial listing requirements are met. On November 1, 2005, we received notification from Nasdaq that eMerge met the initial listing requirements for the Nasdaq Capital Market, except for the minimum bid price requirement. Therefore, we received the 180 day extension through April 27, 2006. If the bid for eMerge stock closes at $1 per share or more for a minimum of 10 consecutive business days prior to April 27, 2006, and we are not notified of any other deficiency, we will regain compliance. If we have not regained compliance by April 27, 2006, Nasdaq will provide written notification that the Company’s stock will be delisted. At that time, we may appeal Nasdaq’s determination to delist our common stock. Ultimately, non-compliance could result in Nasdaq delisting the Company’s common stock. We may continue to be listed on the OTC Bulletin Board, commonly known as the “pink sheets”. Such delisting could have a material adverse effect on the liquidity of our common stock and could also have a material adverse effect our ability to raise additional equity capital.

I’ll now review our quarterly results. Revenue for the third quarter of 2005 was $400,000, an increase of 33% from prior year. The increase in revenue was primarily driven by a 66% increase in revenue in the Animal Information Solutions Segment, with revenue of $144,000. Year to date AIS revenues show an increase of 57%. We continue to see steady expansion in the drivers of recurring revenue. Head under management, or the number of individual cattle on our system, at the end of the third quarter increased 133% from the same quarter of the prior year, and the number of head added to the CattleLog system increased 84%. In other words, head under management has more than doubled over prior year, and new head added to our system is near to doubling. These strong growth rates still apply to less than 1% of the overall cattle in the US supply chain. The US cattle herd is over 100 million head and the annual slaughter is approximately 35 million. We continue to make steady progress, but require substantially more progress to achieve profitability. Dave will discuss developments that could impact our growth in this market segment.

Overall Food Safety Technologies, or VerifEYE, revenue in the third quarter 2005 was $257,000, an increase of 20% versus the comparable quarter of 2004. Year to date VerifEYE revenues have increased by 144%. This primarily reflects the fact that we had two Carcass Inspection System units on lease at Cargill beef processing facilities this year compared to one unit on lease through May of 2004. In addition we converted one unit that was on lease to Cargill from a lease to an outright sale. This resulted in additional revenue in the first quarter of this year. A portion of the sale price was deferred and is being recognized as service revenue, and we are also accruing expenses to cover potential service costs.

Gross Profit Margin for the quarter was 55%, compared to 74% for the third quarter of 2004. The decrease in margin relates primarily to an increase in the mix of sales of low margin ear tags and accessories needed to support growth in the AIS or CattleLog segment. Our plans assume that we will continue to sell ear tags and accessories at the current mix to support growth in the animal identification segment.

Selling, general and administrative expenses for the second quarter were $1.2 million, a decrease of 15% from prior year. We have continued to reduce our overhead both year on year and quarter to quarter. SG&A expenses for the third quarter are 16% below the average of the first two quarters of 2005 and 21% below the prior quarter. It has been a challenge to make significant reductions in overheads while preserving our ability to support growth and new product opportunities. We have done this by reducing certain staff positions, using internal resources to replace outsourced functions, negotiating lower fees and similar steps. For the year to date, our SG&A expenses have been reduced by 20% from prior year.

Technology and development expenses in the second quarter were $475,000, a reduction of 33% from the comparable quarter of 2004. Technology and development costs this quarter were well below the costs for the prior quarter and prior year, and reflect the fact that our development required very little outside testing or consulting for the quarter. Dave will provide an update of the progress that we have made and are continuing to make in a variety of VerifEYE projects.

For the second quarter of 2005, our operating loss was $1.7 million, or 3 cents per share. Our net operating loss is lower than prior year for both the quarter and year to date, after adjusting the prior year figure to exclude the effect of a non-cash gain on the fair value of common stock warrants.

To complete the financial review, I’d like to update you on the status of our initiative regarding strategic alternatives. As we indicated in our press release of May 27, 2005, the Company has retained AgriCapital Corporation and B. Riley & Co., in a joint engagement, to advise eMerge management and its Board of Directors regarding alternative business strategies concerning liquidity and shareholder value, including potential capital sources, investors, acquirers, licensees, and/or merger partners, for all or part of our business. Subsequent activity has been significant, but has not yielded any specific opportunity that, in the judgment of our Board of Directors, would either generate increased value to shareholders or assure continued liquidity for the Company. AgriCapital, B. Riley, and eMerge management identified and contacted over 100 potential strategic partners, and held detailed discussions with several parties expressing interest in one or both of our business segments. Although certain discussions remain open, it is unlikely that a significant strategic or financial partnership will develop as a result of this process. The option of continuing to fund our operations through sale of additional equity was identified as an alternative at the beginning of this process, and is the most like approach to continued funding of our operations. At our expected monthly cash usage, or “burn rate”, our cash position of $4.5 million is adequate to fund development and operations through the middle of the second quarter of 2006. Therefore, as stated earlier, additional funding is necessary to achieve our plans in 2006. As always there can be no assurance that the Company will be able to sell additional equity at prices and terms that would be acceptable.

I will now turn it over to Dave to talk about the status and plans for our products and services:

David C. Warren, Chief Executive Officer: Thanks, Bob!

As Bob stated earlier, eMerge’s business model is built around two innovative technologies that have required substantial research and development to become commercially viable and VerifEYE CIS and CattleLog are currently being used in the beef industry on a small scale.

To date, our main barrier to commercial success is the fundamental changes that have to occur within the livestock industries to provide the economic and regulatory signals that will drive adoption of these technologies. We have experienced commercial success with the innovators and early adopters in our industry but we have to gain a broad acceptance of our technologies to meet our financial goals.

There are many trends and issues that are affecting our rate of adoption – some positive and some negative – and we will be discussing those in detail in this business update. We believe that our technologies will be a key part of future food safety and traceability solutions and our task is to insure that we remain a viable entity until a significant market for our product is developed.

There has been exciting activity during the quarter within the Animal Information Solutions business unit and our CattleLog Products and Services. Through the third quarter, we continued to see growth in the adoption of our CattleLog systems over the previous year. As Bob mentioned earlier, the increase in key revenue categories indicates a steady expansion in the drivers for recurring revenue for eMerge.

We indicated in a press release on September 13th that eMerge’s CattleLog system was granted a Process Verified Program (“PVP”) designation by the USDA for both age and source verification of cattle. This is significant because when the Japanese and U.S. trade representatives agreed on terms that would enable resumption of U.S. beef exports to Japan, the use of a PVP designated program like CattleLog has been approved as a valid means of meeting Japanese age requirements for beef exported from the U.S. eMerge is currently one of a handful of data service providers capable of supporting the industry’s age and source requirements if the export market for U.S. beef to Japan reopens.

The Japanese export market represented $1.7 billion in sales to the U.S. beef industry prior to the discovery of BSE in the U.S. in December 2003. This market was the most profitable market for U.S. beef packers and the loss of this market has been a major contributor to the decline in profitability for the packers over the last two years.

Following the announcement of the PVP designation of eMerge’s Age and Source Verification Program, eMerge proposed a program to major packers under which eMerge will provide CattleLog Pro systems to feedlots that supply their packing plants. Populating these feedlots with CattleLog would enable them to supply cattle that would quality for the Japanese market if the export opportunities reopen. A major packer has agreed to allow eMerge to promote its system to these supplying feedlots and has recently sent a “Japan Export Verification Fact Sheet” to feedlots outlining the requirements for their cattle to become eligible for the lucrative Japanese export market. In the fact sheet, eMerge is identified as a Processed Verified Program approved for use in securing cattle eligible for Japan.

As an indication of the Packer’s support for this program, eMerge was asked to train their order buyers on CattleLog on how the system would enable the supply of age and source verified cattle. The order buyers are the group of individuals responsible for purchasing cattle from feedlots on behalf the packer and we believe that these training sessions have been well received by the buyers and the operating management.

To qualify for the Japanese export market, cattle must be age- and source-verified at the ranch before the animals change hands. To ensure that age qualified cattle are available to the feedlots, eMerge has been working with major industry players who will play a valuable role in building the infrastructure for widespread adoption of CattleLog and the required support systems. As previously announced, these industry players include ADM/Alliance Nutrition Feeds, Superior Livestock Auction, Nichols Genetics and others. In the third quarter, eMerge reached agreement with Loomix Liquid Feeds to support the CattleLog system. Loomix is a major supplier of liquid feeds and supplements whose dealer network encompasses over 200 dealers in 15 Rocky Mountain and High Plains states.

We believe that this structure and industry support programs will lead to increased adoption of CattleLog if the market for beef export to Japan reopens. At that point, we expect that feedlots would require a portion of the cattle that they acquire from producers to be age and source verified. Of course, as in the past, we cannot predict the timing or magnitude of demand for source and age verified cattle. We believe that this demand will be driven in part by the level of premium prices that will be paid throughout the supply chain for age and source verified cattle. We believe that significant progress has been made in preparation for industry demand for age and source verification, but as yet we have not experienced a significant surge in our revenue for this segment.

The USDA has proposed that the National Animal Identification System (“NAIS”) require mandatory individual animal identification and data capabilities sufficient to enable 48-hour traceback in the event of a disease outbreak. The timetable proposed by the USDA is to implement mandatory individual animal identification for the entire US cattle herd by 2009, including a system for traceback. Achievement of this goal will require that issues relating to data security, confidentiality, and the relationship between government and industry be successfully resolved. We believe that the NAIS will be implemented and that our data service capabilities and involvement with the supply of age and source verified cattle will play a major role in collecting and transferring the data necessary to implement mandatory animal identification. During the third quarter, we continued to work with the NAIS state pilot projects for Texas, Montana, North Dakota and others to contribute to the development of this program.

Regarding our Food Safety or VerifEYE Business Unit Update:

We have not been satisfied with the sales of our CIS and Solo units this year. We believe that the poor rate of adoption for these products relates primarily to these factors:

First, despite our successes with Cargill in three of their packing plants, there is no regulatory pressure from the Food Safety and Inspection Service (“FSIS”) branch of the USDA to mandate adoption of this type of technology.

Second, after E.Coli-based recalls reached an all time high in 2002, the food industry segments came together to develop an “Industry Best Practices” approach to solving this problem. By reviewing and recommending the best food handling and safety production practices from producers, feedlots, packers, processors and retailers, the industry was able to significantly reduce the incidence of E.Coli 0157:H7 by the end of 2004.

Lastly, as mentioned earlier, packer margins have been at historical lows throughout 2004 and 2005 and this has put pressure on capital expenditure funds for new technologies.

To address these issues, we are in the process of taking a number of steps intended to improve the opportunity for success for the VerifEYE products:

First, we are in the process of developing a new illumination system for the CIS system that will reduce our manufacturing cost with no reduction in the basic efficacy of the system. This product, currently termed “CIS II”, has been tested in our labs and is expected to be ready for field-testing in the first quarter of 2006. The CIS II product will be marketed at a reduced price to packers compared to the current CIS unit.

Second, we are in the process of developing a new “cameraless” version of VerifEYE products. By removing the camera, we believe that the new version will not only be lighter and more mobile, it will provide improved sensitivity and allow us to offer the technology at a reduced price compared to the camera-based system. This new version will not apply to the CIS or CIS II products.

Previously announced market research indicated that the camera-based version of our HandScan device was too large and expensive to be sold in significant quantities to our targeted foodservice and healthcare markets. Therefore we plan to pursue the cameraless approach to provide surface scanning as well as hand scanning for both these markets.

Third, as a result of lack of adoption for the Solo product discussed above, we recently agreed with SafeLine, a division of Mettler Toledo, to terminate the agreement under which SafeLine was the exclusive distributor for Solo in the US, Latin America and certain other countries.

Fourth, as discussed in our previous conference call during the second quarter, we identified a fluorescent response from fecal contamination in chickens. During the third quarter, we have developed a preliminary design for a device for use in chicken processing plants using the cameraless VerifEYE approach. We have held discussions with major poultry processor with the objective of attracting funding for a joint development project.

In summary, eMerge believes that we are seeing indications that the beef industry is beginning to react to the opportunities that will develop if the Japanese export market reopens. Our efforts over the last two years have placed us in a position to take advantage of these opportunities. We are disappointed that market factors have continued to limit the acceptance of a technology like VerifEYE but we are working on several fronts to address cost and product form issues to enhance adoption in beef and other industries.

We would now like to open the call for any questions.